Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2014 THIRD QUARTER

First Mid Announces:

*Growth in Earnings and Earnings Per Share
*Strong Loan Growth and Asset Quality Trends Continue
*Additions bring Expertise & Experience to Board of Directors
*Conversion of Series B Preferred Stock Approved

I am pleased to report that results for 2014 continue to be strong with earnings and earnings per share growth, good asset quality ratios, and book value per share growth. Net income for the first nine months of 2014 was $11,551,000 compared to $11,103,000 for the same period last year. A performance indicator we monitor is income from core operations, which is pre-tax income exclusive of one-time security gains. This metric has increased by 14% from 2013 which indicates outstanding operating performance. On a per share basis, diluted earnings per share were $1.38 per share for the first nine months of 2014 compared to $1.31 for the first nine months of 2013. For the third quarter of 2014, net income was $3,915,000 compared to $3,910,000 for the third quarter of 2013, while diluted earnings per share for each period was $.47 per share.

Year-to-date net income increased due to higher net interest income with growth in loans and an increase in the net interest margin. Also, provision for loan loss expense declined with a reduction in net charge-offs and decreased non-performing assets. Comparing the third quarter of 2014 to the same period last year, net income increased due to greater net interest income and reduced provision expense offset by the decline in gains on the sale of securities.

Year-to-date net interest income totaled $38.4 million compared to $37.2 million for the same period last year, while the third quarter was $13.0 million compared to $12.6 million for the third quarter of 2013. Loan balances have increased by 6% in 2014 with total loans at $1.04 billion as of September 30, 2014 compared to $983 million at year-end 2013 and $943 million as of September 30, 2013. The growth in loans has been primarily commercial operating and commercial real estate loans across our market area. Deposit balances have also increased since year-end to $1.299 billion as of September 30, 2014 compared to $1.288 billion at December 31, 2013 and $1.264 billion at September 30, 2013. With changing the mix of balance sheet assets from investments to higher-yielding loans and maintaining our low deposit costs, our net interest margin is higher than last year. The year-to-date net interest margin on a tax equivalent basis was 3.52% for the first nine months of 2014 compared to 3.46% for the same period in 2013. The most recent quarterly trend in net interest margin was similar as the margin for the third quarter of 2014 was 3.51% compared to 3.53% for the third quarter of 2013.

Our year-to-date provision for loan losses declined to $495,000 for the first nine months of 2014 compared to $1,707,000 for the first nine months of 2013, while the provision for the third quarter of 2014 was $44,000 compared to $975,000 for the third quarter of 2013. During the first nine months of 2014, our net charge-offs were $39,000 compared to $506,000 for the same period last year. Also, our non-performing loans and other real estate owned declined to $5.2 million at September 30, 2014 compared to $7.0 million at December 31, 2013 and $7.4 million at September 30, 2013. The continued positive trend in these two metrics allowed us to reduce the provision for loan losses in 2014. We also continue to have a strong coverage ratio of the allowance for loan losses to the level of non-performing loans of 284% as of September 30, 2014.

Non-interest income for the first nine months of 2014 was $13.9 million compared to $15.0 million for the same period last year. Non-interest income for the third quarter of 2014 was $4.4 million compared to $5.7 million for the third quarter of 2013. Gains from the sale of securities were lower during 2014 for both periods and are the primary reason for the declines. During the third quarter of 2013, we recognized $1.5 million in one-time gains on the sale of trust preferred securities. Mortgage banking revenue also declined as refinances have slowed. Year-to-date mortgage banking revenue was $441,000 compared to $826,000 for the same period last year. Year-to-date service charges were $289,000 higher than last year primarily due to an increase in overdrafts. Revenues from the trust and wealth management area were $276,000 higher than the first nine months of last year due to increases in revenue from our retirement services and brokerage units.

We continue to manage our cost structure as operating expenses have increased by less than 2% thus far in 2014. Operating expenses for the first nine months of 2014 were $33.3 million compared to $32.6 million for the first nine months of last year and operating expenses for the third quarter of 2014 were the same as the third quarter of 2013 at $11.1 million. Year-to-date salaries and benefits expense increased by $287,000 from the first nine months of 2013 due to higher officer salary, retirement and insurance costs. Other expenses included NASDAQ listing fee expenses during the second quarter of 2014.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized. Each of our four regulatory capital ratios were higher at September 30, 2014 compared to December 31, 2013. Our Tier 1 Capital and Total Capital Ratios at September 30, 2014 were slightly below last September primarily due to an increase in risk-weighted assets (which is the denominator of these ratios) resulting from the growth in loan balances that have a higher capital requirement. I mentioned that our book value per share also increased and was $18.69 at September 30, 2014 compared to $16.54 at year-end and $16.51 last September.

During the third quarter, First Mid made some important announcements that I would like to highlight. In July, we announced the addition of Robert Cook and James Zimmer to the Board of Directors of the Company and the bank. Their diverse backgrounds and depth of experience expands our expertise in community banking, capital markets, real estate management, and agriculture. I was pleased to add these high caliber individuals to the Board. Also, during the quarter, we announced that Paul Saegesser will retire later this year and Clay Dean will assume the role of Chief Executive Officer of First Mid Insurance Group. After 38 years with the insurance agency, we wish Paul the very best in his retirement from the agency. As a result of Clay’s move, Mandy Lewis was appointed to the role of Senior Vice-President, Retail Banking Officer. Mandy formerly led our marketing team and therefore has a strong familiarity with First Mid’s markets and products. I am excited to have Clay and Mandy in these new roles and am confident they will perform at a high level for our shareholders, customers, and employees.

We also announced that the Board of Directors approved the mandatory conversion of the Company’s issued and outstanding 4,926 shares of Series B noncumulative perpetual preferred stock into shares of the Company’s common stock. The Company established November 17, 2014 as the mandatory conversion date. We issued the Series B preferred stock in 2009 during a period of great uncertainty in the financial markets and the additional capital has served us well in fortifying our strong capital ratios. The conversion feature of the Series B to common stock is consistent with the Basel III capital rules that go into effect next year and the newly issued stock will continue to count as Tier 1 capital.

In conclusion, I want to express my appreciation to our 400 employees who do an outstanding job every day in serving our customers. It takes a team effort to continue posting our strong operating results and I am proud to be part of the First Mid team. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

October 30, 2014

Third Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	September 30,	December 31	September 30,
	2014	2013	2013
Assets
Cash and cash equivalents	$57,572	$65,102	$31,979
Investment securities	429,226	488,724	500,304
Loans (including loans held for sale)	1,041,008	982,804	943,091
Less allowance for loan losses	(13,705)	(13,249)	(12,977)
Net loans	1,027,303	969,555	930,114
Premises and equipment, net	27,757	28,578	28,828
Goodwill and intangibles, net	27,753	28,240	28,403
Other assets	23,737	25,299	26,829
Total assets	$1,593,348	$1,605,498	$1,546,457

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$218,214	$235,448	$224,732
Interest bearing	1,080,626	1,052,168	1,039,209
Total deposits	1,298,840	1,287,616	1,263,941
Repurchase agreements with customers	88,066	119,187	78,114
Other borrowings	15,000	20,000	25,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	9,131	8,694	8,193
Total liabilities	1,431,657	1,456,117	1,395,868
Total stockholders’ equity	161,691	149,381	150,589
Total liabilities and stockholders’ equity	$1,593,348	$1,605,498	$1,546,457

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'EQUITY
(in thousands)(unaudited)
	Nine months ended
	September 30,
	2014	2013
Balance at beginning of period	$149,381	$156,687
Net income	11,551	11,103
Dividends on preferred stock and common stock	(4,835)	(4,560)
Issuance of preferred and common stock	1,260	1,345
Purchase of treasury stock	(1,650)	(2,614)
Deferred compensation and other adjustments	55	94
Changes in accumulated other comprehensive income	5,929	(11,466)
Balance at end of period	$161,691	$150,589

Third Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$11,391	$10,546	$33,242	$31,371
Interest on investment securities	2,392	2,896	7,460	8,435
Interest on federal funds sold & other deposits	24	4	67	48
Total interest income	13,807	13,446	40,769	39,854
Interest expense:
Interest on deposits	586	611	1,778	2,071
Interest on repurchase agreements with customers	11	9	33	34
Interest on other borrowings	78	72	212	189
Interest on subordinated debt	130	132	385	393
Total interest expense	805	824	2,408	2,687
Net interest income	13,002	12,622	38,361	37,167
Provision for loan losses	44	975	495	1,707
Net interest income after provision for loan losses	12,958	11,647	37,866	35,460
Non-interest income:
Trust revenues	813	777	2,594	2,476
Brokerage commissions	265	201	748	590
Insurance commissions	448	421	1,447	1,317
Service charges	1,412	1,265	3,909	3,620
Securities gains (losses), net	(20)	1,456	714	2,291
Mortgage banking revenues	185	235	441	826
ATM / debit card revenue	958	989	2,933	2,819
Other	341	353	1,087	1,022
Total non-interest income	4,402	5,697	13,873	14,961
Non-interest expense:
Salaries and employee benefits	6,216	6,267	18,323	18,036
Net occupancy and equipment expense	2,056	2,067	6,319	6,212
Amortization of intangible assets	162	170	487	511
Legal and professional expense	514	459	1,753	1,621
Other	2,142	2,119	6,382	6,232
Total non-interest expense	11,090	11,082	33,264	32,612
Income before income taxes	6,270	6,262	18,475	17,809
Income taxes	2,355	2,352	6,924	6,706
Net income	$3,915	$3,910	$11,551	$11,103

Per Share Information
Basic earnings per common share	$0.48	$0.47	$1.40	$1.31
Diluted earnings per common share	$0.47	$0.47	$1.38	$1.31
Dividends per common share	$—	$—	$0.26	$0.21

Third Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As Of
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2014	2013	2013
SHARE AND PER COMMON SHARE DATA
Book value per common share	$18.69	$16.54	$16.51
Tangible book value per common share	$13.96	$11.75	$11.75
Common shares outstanding	5,866,421	5,883,780	5,970,889
Market price of stock	$21.63	$22.00	$22.33

REGULATORY CAPITAL RATIOS
Leverage ratio	10.45%	10.12%	10.20%
Total capital to risk-weighted assets	15.75%	15.58%	16.21%
Tier 1 capital to risk-weighted assets	14.54%	14.37%	14.99%
Common equity tier 1 capital to risk weighted assets	8.19%	7.78%	8.10%
Preferred stockholders' equity	$52,030,000	$52,035,000	$52,035,000
Common stockholders' equity	$109,661,000	$97,346,000	$98,554,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	284.4%	204.8%	185.1%
Allowance for loan losses to total loans outstanding	1.32%	1.35%	1.38%
Total YTD net charge-offs (1)	$39,000	$720,000	$506,000
Total non-performing loans and other real estate owned	$5,171,000	$7,037,000	$7,441,000

	Quarter ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2014	2014	2013	2014	2013
PERFORMANCE RATIOS (1)
Return on average assets (2)	0.98%	1.02%	1.00%	0.97%	0.94%
Return on average common equity (2)	10.89%	11.30%	11.56%	10.76%	10.12%
Net interest margin (3)	3.51%	3.54%	3.53%	3.52%	3.46%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

FIrst Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to satisfy the broad financial needs of our customers, provide value for our shareholders, career opportunities for employees, and contribute to the well-being of our communities. We distinguish ourselves by our actions and by our results. Our talented team is comprised of over 400 men and women who take great pride in First Mid, their work and their ability to serve our customers.

First Mid Bank was first chartered in 1865 and has since grown into a more than $1.5 billion community-focused organization that provides financial services through a network of 37 banking centers in 25 communities.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com